Exhibit 99.1
PORTOLA PACKAGING REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
     BATAVIA, IL—November 21, 2007 — Portola Packaging, Inc. (“Portola” or the “Company”) today reported results for the fourth quarter and fiscal year ended August 31, 2007. The Company reported sales of $69.8 million for the fourth quarter of fiscal year 2007 compared to $71.1 million for the fourth quarter of fiscal year 2006, a decrease of 1.8%. Portola reported breakeven operating results for the fourth quarter of fiscal year 2007, compared to an operating loss of $11.7 million reported in the fourth quarter of fiscal year 2006. The improvement was primarily due to a one time charge for goodwill and other intangible impairment of $17.9 million recorded during the fourth quarter of fiscal 2006. This impairment charge was primarily related to writing off all of the goodwill and other intangible assets of our Portola Tech International (PTI) operations. Lower overall gross margins of $4.0 million this year and a $1.6 million fixed asset impairment charge at our PTI operations reported in the fourth quarter of fiscal year 2007 partially offset the improvement in operating income. Portola reported a net loss of $5.3 million for the fourth quarter of fiscal year 2007 compared to a net loss of $16.8 million for the fourth quarter of fiscal year 2006.
     For fiscal 2007, sales were $269.6 million compared to $271.6 million for fiscal 2006. The Company reported operating income of $9.5 million for fiscal 2007 compared to an operating loss of $8.4 million for fiscal 2006. For fiscal year 2007, the Company had a net loss of $12.0 million compared to a net loss of $28.8 million for fiscal 2006. The improvement in operating loss of $17.9 million was primarily due to the non-recurring patent litigation settlement costs of $7.0 million and the goodwill and other intangible impairment charge of $17.9 million both of which occurred during fiscal year 2006. In addition, selling, general and administrative expenses decreased by $1.0 million in fiscal year 2007 from fiscal year 2006. These improvements were offset in part by lower gross margins in fiscal year 2007 and the $1.6 million fixed asset impairment charge previously mentioned.
     EBITDA(a), (c) decreased $4.8 million to $6.0 million in the fourth quarter of fiscal year 2007 compared to $10.8 million in the fourth quarter of fiscal year 2006 and increased $0.1 million to $27.1 million for fiscal 2007 compared to $27.0 million for fiscal 2006. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) or losses on the sale of assets, the Blackhawk patent litigation settlement charge, costs relating to the dissolution of our Management Deferred Compensation Plan and other non recurring expenses, decreased $4.5 million to $6.3 million in the fourth quarter of fiscal year 2007 compared to $10.8 million reported in the fourth quarter of fiscal year 2006, and decreased $6.7 million to $27.5 million for fiscal 2007 compared to $34.2 million for fiscal 2006. This decrease was primarily driven by a lag in passing higher resin costs to our customers in our core business units, price erosion and a deterioration of gross margins in our PTI business unit resulting from operating inefficiencies and higher production scrap.
CONFERENCE CALL:
     Portola Packaging, Inc. executives will hold a conference call to discuss the fourth quarter and fiscal year 2007 results. The conference call is scheduled for November 26, 2007 1:30 PM Central Time. The United States Dial-In Number is 877-209-0397. The International Dial-In Number is 612-332-0923. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.
ABOUT PORTOLA PACKAGING, INC:
     Portola Packaging is a leading designer, manufacturer and marketer of tamper evident plastic closures used in the dairy, fruit juice, bottled water, sports drinks, institutional food and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice markets, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. The Company is also engaged in the manufacture and sale of tooling and molds used for blow molding. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
ABOUT PORTOLA TECH INTERNATIONAL:
     Portola Tech International (“PTI”) is a wholly owned subsidiary of Portola and is a leading manufacturer, marketer and designer of plastic packaging components for the cosmetic, fragrance and toiletries industry. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Brian J. Bauerbach	Portola Packaging, Inc.
President and Chief Executive Officer	951 Douglas Road
(630) 326-2117	Batavia, Illinois 60510
Web Site: www.portpack.com

Michael T. Morefield	Phone:	(630) 406-8440
Senior Executive Vice President		(888) 739-0936
Chief Financial Officer	Fax:	(630) 406-8442
(630) 326-2074	Email:	Info@mail.portpack.com

PORTOLA PACKAGING, INC.
Financial Results (in millions)

	Unaudited	Audited	Unaudited	Audited
	Q4 07	YTD 07	Q4 06	YTD 06
Sales	$69.8	$269.6	$71.1	$271.6
Cost of sales	60.9	230.3	58.2	226.3

Gross profit	8.9	39.3	12.9	45.3
Gross profit % (d)	12.7%	14.6%	18.1%	16.7%
SG&A, R&D and amortization	7.0	27.8	6.7	28.9
Goodwill and other intangible impairment (g)	—	—	17.9	17.9
Fixed asset impairment	1.6	1.6	—	—
Patent litigation settlement (f)	—	—	—	7.0
(Gain) loss on sale of assets	0.1	—	—	(0.9)
Restructuring	0.2	0.4	—	0.8

Operating income (loss)	—	9.5	(11.7)	(8.4)
Interest expense	4.6	18.0	4.4	17.1
Amortization of debt issuance costs	0.4	1.7	0.4	1.6
Foreign exchange (gain)	(0.1)	(0.6)	(0.3)	(1.4)
Other (income) expense, net (g)	(0.1)	0.2	(0.4)	(0.4)

Income (loss) before income taxes	(4.8)	(9.8)	(15.8)	(25.3)
Income tax expense	0.5	2.2	1.0	3.5

Net loss	$(5.3)	$(12.0)	$(16.8)	$(28.8)

Add:
Interest expense	$4.6	$18.0	$4.4	$17.1
Income tax expense	0.5	2.2	1.0	3.5
Depreciation expense	5.4	16.1	3.7	14.9
Amortization of intangibles	0.1	0.6	0.2	0.8
Amortization of debt issuance costs	0.4	1.7	0.4	1.6
Goodwill and other intangible impairment (g)	0.3	0.5	17.9	17.9

EBITDA (a), (c)	$6.0	$27.1	$10.8	$27.0
EBITDA % (a), (c) (d)	8.7%	10.0%	15.2%	9.9%
Adjustments to EBITDA (b), (c):
Restructuring	$0.2	$0.4	$—	$0.8
Loss (gain) on sale of assets	0.1	—	—	(0.9)
MDCP dissolution costs (e)	—	—	—	0.3
Patent litigation settlement (f)	—	—	—	7.0
Other	—	—	—	—

Adjusted EBITDA (b), (c)	$6.3	$27.5	$10.8	$34.2
Adjusted EBITDA % (b), (c) (d)	9.0%	10.2%	15.2%	12.6%

	Audited	Audited
	August 31, 2007	August 31, 2006
Current assets	$69.0	$62.4
Property, plant and equipment, net	71.7	72.1
Other assets	20.8	22.2

Total assets	$161.5	$156.7

Current liabilities	$35.6	$34.4
Revolver	39.6	24.9
Senior notes	180.0	180.0
Other liabilities	3.0	3.3

Total liabilities	258.2	242.6

Other equity	7.4	6.2
Accumulated deficit	(104.1)	(92.1)

Total equity (deficit)	(96.7)	(85.9)

Total liabilities and shareholders’ equity (deficit)	$161.5	$156.7

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, The Blackhawk litigation settlement, restructuring costs, one-time relocation costs, gains and losses on sale of assets and other non-recurring expenses. Adjusted EBITDA excludes restructuring charges of $0.2 million for the three months ended August 31, 2007, and charges of $0.4 million and $0.8 million for year to date August 31, 2007 and 2006, respectively. There were no restructuring charges for the three months ended August 31, 2006.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales.

(e)	Charges relating to the dissolution of the Management Deferred Compensation Plan (MDCP), which occurred in December 2005.

(f)	On May 31, 2006, the Company signed a settlement agreement with Blackhawk Molding Company, Inc. to settle a suit in which Blackhawk alleges that a “single stick” label attached to the Company’s five-gallon caps causes the Company’s caps to infringe a patent held by it. The agreement provides that the Company will pay Blackhawk $4.0 million by June 30, 2006 and $0.5 million per quarter for four quarters thereafter and $0.25 million per quarter for an additional four quarters.

(g)	At the end of August 31, 2007, we have a total of $0.5 million impairment of goodwill and other intangible assets for our equity joint venture Cap Snap Europe. At the end of August 31, 2006, we measured goodwill and other intangibles by operating unit and reviewed for impairment by utilizing the EBITDA multiplier methodology for United States — Closures, Blow Mold Technology, Mexico, and the United Kingdom, and used the discounted cash flows methodology for United States — CFT. Based on our reviews, we recorded an impairment loss of $1.2 million for Mexico and $16.7 million for United States — CFT for the year ended August 31, 2006.